Fidelity & Guaranty Life Reports Fiscal Fourth Quarter 2015 Results

•	Reported net income was $30 million or $0.51 per diluted share for the fourth quarter

•	Adjusted operating income was $42 million or $0.72 per diluted share for the fourth quarter, and was $118 million or $2.02 per diluted share for the full year

•	Fixed indexed annuity sales for the fiscal year increased 50% over prior year to $2.2 billion and indexed universal life sales increased 67% over prior year to $35 million

•	Average assets under management increased 8% over prior year; net investment spread across all product lines up 27 basis points year over year

•	On November 8, 2015, FGL and Anbang Insurance Group Co., Ltd. entered into a definitive merger agreement pursuant to which Anbang will acquire FGL for $26.80 per share

DES MOINES, Iowa: November 18, 2015 -- Fidelity & Guaranty Life (NYSE: FGL), a leading provider of annuities and life insurance, today reported net income of $30 million or $0.51 per diluted common share, for the fiscal fourth quarter of 2015 ended on September 30, 2015(1). The Company reported adjusted operating income of $42 million, or $0.72 per diluted share, compared to adjusted operating income of $28 million, or $0.48 per diluted share, in the prior year period.
The table below reconciles after-tax reported net income to adjusted operating income ("AOI").

(In millions, all amounts are after tax)	Three months ended September 30,
Reconciliation from Net Income to AOI(2):	2015	2014	Increase (decrease)
Net income	$30	$39	$(9)
Effect of investment (gains) losses, net of offsets	8	(6)	14
Effect of change in FIA embedded derivative discount rate, net of offsets	23	1	22
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	(19)	(6)	(13)
Adjusted operating income	$42	$28	$14
See footnotes at end of release.
The current quarter included net favorable items of $8 million or $0.14 per diluted share. The prior year quarter included net favorable items of $2 million or $0.03 per diluted share. The table below details notable items in both periods.

Current Year Fiscal Quarter
• Net favorable adjustments related to annual actuarial assumption review, lower deferred acquisition cost ("DAC") amortization due to equity market fluctuations, and bond prepayment income	$16 million
• Unfavorable actual to expected mortality within single premium annuity product line ("SPIA")	($5) million
• Higher expense (legacy incentive compensation & strategic review related)	($3) million
Prior Year Fiscal Quarter
• Net favorable adjustments related to annual actuarial assumption review and tax benefits	$2 million

“2015 was a very good year for FGL,” said Chris Littlefield, President and Chief Executive Officer of FGL.  “We delivered substantial growth in fixed indexed annuity and indexed universal life sales while improving new business profitability and maintaining a strong capital position. We also increased assets under management and net investment spreads, and the core earnings power of our business continues to improve. And to cap it off, we recently announced that we entered into a merger agreement with Anbang. We look forward to being part of a strong, diversified global company with a long-term vision and desire to grow in the U.S."
Fiscal Year 2015
FGL reported net income of $118 million, or $2.02 per diluted share, for fiscal year 2015, compared to net income of $163 million, or $2.90 per diluted share, for fiscal year 2014. The Company reported adjusted operating income of $118 million, or $2.02 per diluted share, for fiscal year 2015, compared to adjusted operating income of $136 million, or $2.43 per diluted share, for fiscal year 2014. The prior fiscal year included $45 million of net favorable items primarily related to tax benefits. The current fiscal year includes net favorable items of $2 million, whereby the $16 million benefit from the annual actuarial assumption review, lower DAC amortization due to equity market fluctuations, and bond prepayment income were partially offset by $4 million SPIA mortality losses and $10 million of expenses related to the legacy incentive compensation plan and strategic review.

Summary Financial Results (Unaudited)

	Three months ended September 30,		Year ended September 30,
(In millions, except per share data)	2015	2014	2015	2014
Fixed indexed annuity sales (2)	$424	$455	$2,179	$1,452
Annuity sales (2)	$433	$501	$2,465	$2,161
Average assets under management (2)	$18,114	$16,799	$17,722	$16,354
Net investment spread - FIA (2)	2.95%	3.01%	2.90%	2.84%
Net investment spread - All products (2)	2.20%	1.84%	1.97%	1.70%
Net income	$30	$39	$118	$163
Net income per diluted share	$0.51	$0.66	$2.02	$2.90
Adjusted operating income (“AOI”) (2)	$42	$28	$118	$136
AOI per diluted share (2)	$0.72	$0.48	$2.02	$2.43
Weighted average basic shares	58.1	58.3	58.1	56.0
Weighted average diluted shares	58.4	58.4	58.4	56.0
Total common shares outstanding	58.9	58.4	58.9	58.4
Book value per share (3)	$25.51	$28.39	$25.51	$28.39
Book value per share, excluding AOCI (2) (3)	$24.02	$22.42	$24.02	$22.42
See footnotes below.
Robust Annuity Sales Trend Continues In Line With Expectations
Sales of our core fixed indexed annuity ("FIA") product were $2.2 billion for the fiscal year, a 50% increase over the prior year. For the fiscal fourth quarter, FIA sales were $424 million, a decrease of 7% over the prior year quarter. As expected, FIA sales were down from the record sales level achieved earlier this year, as we intentionally moderated volume to maintain our new business profitability and capital targets. Total annuity sales were $433 million for the fourth quarter, a decline of 14% compared to the fiscal fourth quarter of 2014.
Demand for our products remains strong as a result of long-tenured relationships with our independent marketing organizations ("IMO's"). Several new products introduced in 2014 to expand our product suite contributed $189 million, or 45% of FIA sales in the current period. During the fiscal fourth quarter, we launched a new product FG Retirement Pro®, an innovative fixed indexed annuity that offers performance based income.
Indexed universal life sales in the quarter were $11 million, an increase of 120% compared to $5 million last year. The strong growth in the current period reflects FGL's ongoing efforts to steadily grow indexed universal life sales through its network of core middle-market focused IMO's.
Investment Portfolio Performing Well
Net investment income was $223 million for the quarter, an increase of 11% compared to $201 million for the same period last year. This growth was driven by increases in average assets under management ("AAUM") and earned yields. AAUM increased $1.4 billion or 8% over the prior year due to sales growth and stable policy owner retention trends.
The average earned yield on the total portfolio in the quarter was 4.92%, up 19 basis points over the sequential quarter, and up 14 basis points from 4.78% in the prior year quarter. Asset purchases during the quarter were $1.1 billion at an average yield of 5.13% and included new business, as well as cash flows from portfolio repositioning and tax planning activities. Net investment income and earned yields in the quarter also benefited from prepayment income of $6 million, before DAC and taxes.

Net investment spread across all product lines increased 36 basis points compared to fiscal fourth quarter 2014. Net investment spread in fixed indexed annuities was 295 basis points for the current period, down slightly from the prior year level of 301 basis points due to our recent portfolio rebalancing between product lines. Net realized losses of $13 million in the current period included $17 million of other than temporary impairments losses, partially offset by realized gains related to the completion of the tax planning strategy initiated last year. As of September 30, 2015, the average NAIC rating for the portfolio remains approximately 1.5.

Capital Management Trends

•	GAAP book value per share on a reported basis was $25.51, 10% lower than the prior year, and included a $624 million decline in net unrealized gains.

•	GAAP book value per share at September 30, 2015 excluding accumulated other comprehensive income (“AOCI”) was $24.02, an increase of 7% year over year.

•	For the full fiscal year, FGL repurchased 512,391 shares at an average price of $21.66.

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2015	September 30, 2014

ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: September 30, 2015 - $17,622; September 30, 2014 - $16,692)	$17,746	$17,435
Equity securities, available-for-sale, at fair value (amortized cost: September 30, 2015 - $597; September 30, 2014 - $679)	620	698
Derivative investments	82	296
Commercial mortgage loans	491	136
Other invested assets	155	237
Total investments	19,094	18,802
Related party loans	78	113
Cash and cash equivalents	502	576
Accrued investment income	191	182
Reinsurance recoverable	3,579	3,665
Intangibles, net	988	515
Deferred tax assets	228	137
Other assets	265	163
Total assets	$24,925	$24,153

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$17,770	$16,464
Future policy benefits	3,468	3,504
Funds withheld for reinsurance liabilities	1,267	1,331
Liability for policy and contract claims	55	58
Debt	300	300
Other liabilities	563	837
Total liabilities	23,423	22,494

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued at September 30, 2015)	$—	$—
Common stock ($.01 par value, 500,000,000 shares authorized, 58,870,823 issued and outstanding at September 30, 2015; 58,442,721 shares issued and outstanding at September 30, 2014)	1	1
Additional paid-in capital	714	702
Retained earnings	710	607
Accumulated other comprehensive income	88	349
Treasury stock, at cost (512,391 shares at September 30, 2015; no shares at September 30, 2014)	(11)	—
Total shareholders' equity	1,502	1,659
Total liabilities and shareholders' equity	$24,925	$24,153

FIDELITY & GUARANTY LIFE AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Year Ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014

Revenues:
Premiums	$15	$14	$58	$56
Net investment income	223	201	851	760
Net investment (losses) gains	(112)	40	(37)	307
Insurance and investment product fees and other	24	17	89	68
Total revenues	150	272	961	1,191
Benefits and expenses:
Benefits and other changes in policy reserves	104	149	578	788
Acquisition and operating expenses, net of deferrals	30	21	113	102
Amortization of intangibles	(33)	41	64	89
Total benefits and expenses	101	211	755	979
Operating income	49	61	206	212
Interest expense	(6)	(6)	(24)	(23)
Income before income taxes	43	55	182	189
Income tax expense	13	16	64	26
Net income	$30	$39	$118	$163

Net income per common share:

Basic	$0.52	$0.66	$2.03	$2.91
Diluted	$0.51	$0.66	$2.02	$2.90
Weighted average common shares used in computing net income per common share:
Basic	58.1	58.3	58.1	56.0
Diluted	58.4	58.4	58.4	56.0

Cash dividend per common share	$0.065	$0.065	$0.260	$1.110

RECONCILIATION OF BOOK VALUE PER SHARE EXCLUDING AOCI

(In millions, except per share data)	September 30, 2015	September 30, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity	$1,502	$1,659
Less: AOCI	88	349
Total shareholder's equity excluding AOCI	$1,414	$1,310

Total shares outstanding	58.9	58.4
Weighted average shares outstanding - basic	58.1	56.0
Weighted average shares outstanding - diluted	58.4	56.0

Book value per share	$25.51	$28.39
Book value per share, excluding AOCI(2)	$24.02	$22.42

RECONCILIATION OF ADJUSTED OPERATING ROE

(In millions)	September 30, 2015	September 30, 2014
Reconciliation to total shareholder's equity:
Total shareholder's equity(3)	$1,502	$1,659
Less: AOCI	88	349
Total shareholder's equity excluding AOCI(3)	$1,414	$1,310

Quarterly AOI(4)	$42	$28
Quarterly Adjusted Operating ROE(2)(3)	12.0%	8.6%

Footnotes:

(1)	Fidelity & Guaranty Life’s fiscal year ends on September 30.

(2)	Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.

(3)	Prior year balance has been revised to reflect an immaterial prior year revision. For additional details, see FGL's September 30, 2014 Form 10-K.

(4)	See table on reconciliation of net income to AOI for the 2015 and 2014 fiscal quarters

Agreement and Plan of Merger with Anbang Insurance Group Co., Ltd. ("Anbang")
On November 8, 2015, FGL and Anbang entered into a definitive merger agreement (the "Merger Agreement") pursuant to which Anbang will acquire all outstanding shares of FGL (the "Merger") for $26.80 per share in cash, without interest. The joint press release can be found on FGL’s investor relations website at www.fglife.com.
The Merger is expected to close in the second quarter of 2016. The Merger is subject to closing conditions, including the receipt of regulatory approvals from the Iowa Insurance Division, New York Department of Financial Services, Vermont Department of Financial Regulation, China Insurance Regulatory Commission and the Committee on Foreign Investment in the United States. The parties will not be required to file a notification of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, due to an available exemption.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.

AOI is calculated by adjusting net income to eliminate (i) the impact of net investment gains including other-than-temporary impairment ("OTTI") losses recognized in operations, but excluding gains and losses on derivatives hedging our indexed annuity policies, (ii) the effect of changes in the rates used to discount the FIA embedded derivative liability, (iii) the effect of change in fair value of reinsurance related embedded derivative, (iv) the effect of class action litigation reserves and (v) residual net income of distributed subsidiaries we no longer own. All adjustments to AOI are net of the corresponding VOBA, DAC and income tax impact (using an effective tax rate of 35%) related to these adjustments as appropriate. Residual net income of distributed subsidiaries represents the portion of Front Street Re (Cayman) Ltd. ("FSRCI") income not already accounted for in the AOI adjustments above. From the inception of the reinsurance treaty on December 31, 2012 through August 9, 2013, FSRCI was a fully consolidated subsidiary of FGL. On August 9, 2013 in preparation for our initial public offering ("IPO"), FGL distributed this subsidiary to its parent company. Adjusting for this distribution provides a better view of the underlying performance of FGL as it is now structured post-IPO.
While these adjustments are an integral part of the overall performance of FGL, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.
Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies.
Average assets under management ("AAUM") is the sum of (i) total invested assets at amortized cost, excluding derivatives; and including (ii) related party loans and investments and (iii) cash and cash equivalents at the end of each month in the period divided by the number of months in the period.
Book value per share excluding AOCI is calculated as total stockholders' equity excluding AOCI divided by the total number of shares of common stock outstanding.
Adjusted operating ROE is calculated by dividing AOI by total average equity excluding AOCI. Average equity excluding AOCI is the average of the beginning and ending equity excluding AOCI for the period.
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. For GAAP purposes annuity sales are recorded as deposit liabilities (i.e. contract holder funds). Management believes that presentation of sales as measured for management purposes enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
Press Release and Financial Supplement Information
This press release and the fourth quarter 2015 financial supplement will be posted on FGL’s website.
In light of the pending merger with Anbang, FGL has elected to discontinue conference calls to discuss quarterly and annual results, pending the closing of the transaction. FGL will continue to issue its earnings press releases and quarterly financial supplement.
About Fidelity & Guaranty Life
Fidelity & Guaranty Life, an insurance holding company, helps middle-income Americans prepare for retirement. Through its subsidiaries, the company offers fixed annuity and life insurance products distributed by independent agents through an established network of independent marketing organizations. Fidelity & Guaranty Life, headquartered in Des Moines, Iowa, trades on the New York Stock Exchange under the ticker symbol FGL. For more information, please visit www.fglife.com.
Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FGL's management and the management of FGL's subsidiaries (including target businesses).

Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FGL's assumptions and estimates; FGL's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FGL's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FGL's reinsurers failing to meet their assumed obligations; restrictions on FGL's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FGL's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FGL's operations; and other factors discussed in FGL's filings with the SEC including its Form 10-K for the year ended September 30, 2015, which can be found at the SEC's website www.sec.gov.
In addition, factors relating to the Merger that could cause actual results, events and developments to differ include, without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against FGL or Anbang and others following announcement of the Merger Agreement; the inability to complete the Merger due to the failure to satisfy the conditions to the Merger; risks that the Merger disrupts current plans and operations and potential difficulties in employee retention as a result of the Merger; and legislative, regulatory and economic developments.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FGL does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.

Investor Contact:
Lisa Foxworthy-Parker
Fidelity & Guaranty Life
Investor.Relations@fglife.com
515-330-3307

Media Contact:
Sard Verbinnen & Co
Jamie Tully or David Millar, 212-687-8080

Source: Fidelity & Guaranty Life